Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 12, 2026, among Muvico, LLC, a Texas limited liability company (the “Company”), AMC Entertainment Holdings, Inc., a Delaware corporation (“AMC”), Centertainment Development, LLC, a Delaware limited liability company (“Holdings”), the guarantors listed on the signature pages hereto (collectively, together with AMC and Holdings, the “Guarantors”) and GLAS Trust Company LLC, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and Guarantors have heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture, dated as of July 24, 2025 (as previously amended, supplemented and/or modified from time to time, the “Indenture”), providing for the issuance of the Company’s Senior Secured Exchangeable Notes due 2030 (the “Notes”);

WHEREAS, AMC and the Company have entered into a letter agreement dated December 22, 2025 by and among AMC, the Company and holders that beneficially own 100% of the aggregate principal amount of the Notes (the “Beneficial Holders”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors, the Trustee and the Notes Collateral Agent may modify or amend this Indenture, the Notes, any Guarantee, any Applicable Intercreditor Agreement and the other Security Documents with the written consent of each Holder affected by such modification or amendment;

WHEREAS, the Company has received, and has delivered to the Trustee and the Notes Collateral Agent evidence of, the consent of the Beneficial Holders to the execution of this Supplemental Indenture and the transactions contemplated hereunder as evidenced by the consents dated as of the date hereof (attached as Exhibit A to the Officer’s Certificate delivered as of the date hereof (the “Officer’s Certificate”));

WHEREAS, the Company requests that the Trustee and Notes Collateral Agent execute and deliver this Supplemental Indenture in reliance on the Officer’s Certificate and an Opinion of Counsel, each dated as of the date hereof, relating to this Supplemental Indenture in accordance with Sections 9.06, 13.04 and 13.05 of the Indenture; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been met and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Beneficial Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

section 1.1            Amendments. Subject to Section 3.10 hereof,

(a)            Section 1.01 of the Indenture is hereby amended by amending and restating the definition of “Exchange Rate” as follows:

“Exchange Rate” means a number shares of Common Stock per $1,000 principal amount of Notes that is equal to the quotient of (x) $1,000 divided by (y) 87.5% of the Unadjusted Exchange Price; provided that, the Exchange Rate is subject to adjustment as set forth in Section 10.06; provided, further, that whenever this Indenture refers to the Exchange Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Exchange Rate immediately after the Close of Business on such date.

(b)            Article IV-B(a) of the Indenture is hereby amended and restated in its entirety as follows:

(a) At all times during which the Notes are outstanding, the AMC Group Obligors party hereto as Guarantors shall adhere to the negative covenants set forth in Article IV under the 2029 AHG Secured Notes Indenture (as in effect on the Issue Date) applicable to the AMC Group Obligors, which negative covenants are hereby incorporated mutatis mutandis with respect to the AMC Group Obligors. For the avoidance of doubt, notwithstanding the conditions set forth in Section 4.05(b)(iv) of the 2029 AHG Secured Notes Indenture pertaining to AMC’s ability to refinance the Odeon Notes with Upsized Term Loan Refinancing Debt (as defined in the 2029 AHG Secured Notes Indenture), subject in all respects to Sections 4.05 and 4.07 of this Indenture, the AMC Group Obligors shall be entitled to refinance the Odeon Notes (or any refinancing thereof), in an aggregate principal amount not in excess of $400,000,000 (plus any unpaid interest and premium thereon and any fees and expenses incurred in connection with such refinancing), with Indebtedness that is secured by Liens of the same priority level as (or junior to) the existing Liens securing the Term Loan Obligations on the Issue Date at both the AMC Group and Muvico Group (and in accordance with Section 12.08 hereto, the Collateral Agent shall execute any Security Documents and/or Intercreditor Agreements (or amendments thereto) required to effectuate such refinancing, including any Security Documents governed by laws outside of the U.S.); and

(c)            Article IV-B(d)(i) of the Indenture is hereby amended and restated in its entirety as follows:

(i) during the ATM Restricted Period, but no earlier than February 2, 2026, AMC may conduct one or more “at-the-market” offerings of Common Stock for cash, for aggregate net proceeds not in excess of $150,000,000; and

ARTICLE II

WAIVERS

Section 2.1            Waiver of Defaults. As permitted by Section 6.04 of the Indenture and as evidenced by the execution of this Supplemental Indenture, the Beneficial Holders have irrevocably waived any and all existing Defaults under the Indenture for any action taken that would comply with the Indenture as amended by the Indenture Amendments, and their consequences under the Indenture and the Security Documents.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 3.2            Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3            Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Beneficial Holders, the Trustee and the Notes Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4            GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 3.5            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.6            Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee and the Notes Collateral Agent in this Supplemental Indenture shall bind their successors.

Section 3.7            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 3.8            Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.9            The Trustee and Notes Collateral Agent. Each of the Trustee and the Notes Collateral Agent, as applicable, accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to perform its duties under the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights and limiting the liabilities and responsibilities of the Trustee and the Notes Collateral Agent, as applicable, which terms and provisions shall in like manner define its rights and limit its liabilities and responsibilities in the performance of its duties under the Indenture as hereby amended. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, indemnities, powers, and duties of the Trustee and Notes Collateral Agent shall be applicable in respect of this Supplemental Indenture (and any action or inaction of the Trustee or the Notes Collateral Agent relating to this Supplemental Indenture) as fully and with like force and effect as though fully set forth in full herein. The Trustee and the Notes Collateral Agent make no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the consents of the Beneficial Holders of the Notes, any document used in connection with the solicitation of consents, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Trustee and the Notes Collateral Agent assume no, and shall have no, liability or responsibility for the same.

Section 3.10            Effectiveness. This Supplemental Indenture shall be binding on the parties hereto effective upon execution and delivery of this instrument by the parties hereto.

Section 3.11            Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

MUVICO, LLC

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

AMC ENTERTAINMENT HOLDINGS, INC. as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

AMERICAN MULTI-CINEMA, INC. as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

AMC LICENSE SERVICES, LLC as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Supplemental Indenture]

AMC ITD, LLC as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

AMC CARD PROCESSING SERVICES, INC. as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

CENTERTAINMENT DEVELOPMENT, LLC as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	President, Chief Financial Officer and Treasurer

AMC THEATRES OF UK LIMITED as a Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Director

[Signature Page to Supplemental Indenture]

GLAS TRUST COMPANY LLC, as Trustee and Notes Collateral Agent

By:	/s/ Irena Goldstein
	Name:	Irena Goldstein
	Title:	Senior Legal Counsel

[Signature Page to Supplemental Indenture]